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EXHIBIT 99.5

Gary J. Skoien
Chairman, President, and
Chief Executive Officer

        February 25, 2002

Mr. Tom Rumptz
Horizon Group Properties, Inc.
5000 Hakes Drive
Muskegon, MI 49441

Dear Tom:

        This letter amends your initial retention letter. "The Term of This Agreement" on Page 2, Section 4 shall be changed to July 31, 2002. All other terms shall remain unchanged.

        Please let me know if you have any questions. Thank you for your continued efforts on behalf of Horizon Group Properties, Inc.

Very truly yours,
/s/ Gary J. Skoien Gary J. Skoien

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  EXHIBIT 99.5